SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant (x)
Filed by a Party other than the Registrant(_)

Check the appropriate box:

(_)  Preliminary Proxy Statement
(_) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(x)  Definitive Proxy Statement
(_)  Definitive Additional Materials
(_)  Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12

                          LYNCH INTERACTIVE CORPORATION
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                (Name of Registrant as Specified In Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

             Payment of Filing Fee (Check the appropriate box):

(x)  No fee required.

(_)  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(2)  Aggregate number of securities to which transaction applies:
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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4)  Proposed maximum aggregate value of transaction:
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(5)  Total fee paid:
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     (_)  Fee paid previously with preliminary materials.

     (_) Checkbox if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
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





                          LYNCH INTERACTIVE CORPORATION
                            401 Theodore Fremd Avenue
                               Rye, New York 10580


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 2002



                                                               April 17, 2002


To the Stockholders of
  Lynch Interactive Corporation


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lynch Interactive Corporation, a Delaware corporation, will be held at the Bruce Museum, One Museum Drive, Greenwich, Connecticut on Thursday, May 9, 2002, at 3:00 p.m. for the following purposes:

1. To elect eight directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2. To vote on a proposal to require that the exercise price for all stock options may be no less than fair market value at the time of the grant.

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only stockholders of record at the close of business of March 25, 2002 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     The Board of Directors encourages all stockholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Stockholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

                                    By Order of the Board of Directors


                                    John Fikre
                                    Secretary

IMPORTANT: Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.

                          LYNCH INTERACTIVE CORPORATION
                            401 Theodore Fremd Avenue
                               Rye, New York 10580


                                 PROXY STATEMENT

     This Proxy Statement is furnished by the Board of Directors of Lynch Interactive Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Bruce Museum, One Museum Drive, Greenwich, Connecticut on Thursday, May 9, 2002, at 3:00 p.m. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to stockholders on or about April 17, 2002.

     Only stockholders of record at the close of business on March 25, 2002, are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 2,814,151 shares of the Corporation's common stock, par value $.0001 (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the stockholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

     The eight candidates for election as directors who receive the highest number of affirmative votes will be elected. Approval of the proposal relating to the exercise price of stock options will require the affirmative vote of a majority of the shares of Common Stock present or represented and voting at the annual meeting. For the purpose of determining whether matters other than the election of directors have been approved by the stockholders, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether that matter has been approved by stockholders, but they are counted as present for purposes of determining the existence of a quorum at the annual meeting.

     An automated system administered by the Corporation's transfer agent tabulates the votes.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

     The By-laws of the Corporation provide that the Board of Directors shall consist of no less than two and no more than nine members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of stockholders. Biographical summaries and ages as of March 25, 2002, of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on page __ of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.

         Name: Age; Business Experience
            And Principal Occupation                              Served as
       For Last 5 Years; and Directorships in                     Director
     Public Corporations and Investment Companies                   From
                                                                  ---------

Paul J. Evanson, 60
President  (since 1995) of Florida Power & Light Co.;
former President and Chief Operating  Officer of Lynch
Corporation  and former  Chairman and  President of
Spinnaker Industries,  Inc., a subsidiary of Lynch
orporation;  Director of FPL Group, Inc. and
Florida Power & Light Company ....................................  1999

John C. Ferrara, 50
President and Chief  Executive  Officer (2001 to March
002) and Chief Financial Officer (1999 to 2000) of Space Holding
Corporation,  a multimedia company which offers  content,  news, entertainment,  information  and education about space;
Executive Vice President and Chief  Financial  Officer (1998 to
January 1999) of Golden  Books Family  Entertainment,  Inc., a
NASDAQ  company  which  published, licensed and marketed
entertainment products; Vice President and Chief Financial
Officer (1989 to 1997) of Renaissance Communications Corp., a
NYSE company whichowned and operated  television  broadcast
stations;  from 1973 to 1989, various financial positions at
American Express Company,  National  Broadcasting Company
(NBC) and Deloitte & Touche; Director of Gabelli Asset
Management Inc. ....................................................1999

Mario J. Gabelli, 59
Chairman and Chief Executive Officer of the Corporation
(since September 1999); Vice Chairman of Lynch  Corporation, a public company engaged in  manufacturing (since August 2001)
(was  Chairman from 1986 to August 2001 and Chief  Executive
Officer from 1986 to January 2000 and from January 2001 to
August 2001); Chairman and Chief  Executive  Officer of
Gabelli Group Capital  Partners,  Inc. (since 1980), a private corporation;  Chairman and Chief  Executive  Officer of
Gabelli Asset  Management Inc.  (since 1999), a NYSE listed
holding  corporation for  subsidiaries  engaged  in  various aspects  of  the  securities  business; Director/Trustee and/or
President of all registered investment companies managed
by Gabelli Funds,  LLC (since 1986);  Governor of the American
Stock  Exchange; Overseer  of  Columbia  University  Graduate
School  of  Business;  Trustee  of Fairfield  University,
Roger Williams University,  Winston Churchill Foundation
and  E.L.  Wiegand  Foundation;   Director  of  The  National
Italian  American Foundation  and  The  American-Italian
Cancer  Foundation;  Chairman,  Patron's Committee  of
Immaculate  Conception  School;  and  former  trustee  of
Fordham Preparatory School .........................................1999

Daniel R. Lee, 45
Business  Consultant (2000 to present);  Chief Financial
Officer and Senior Vice President of  HomeGrocer.Com,  Inc.
(1999 until sale in 2000);  Chief  Financial Officer,
Treasurer  and Senior Vice  President  of Finance and
Development  of Mirage Resorts, Incorporated (1992 to 1999)  .......2000

David C. Mitchell, 60
President  of the  Telephone  Group  and  member of the
Board of  Directors  of Rochester  Telephone  (now Citizens
Communications)  until 1992;  President and Chief  Executive
Officer of Personal  Sound  Technologies,  Inc., a development stage new venture company bringing a technology  hearing aid to market (1992-3); Advisor to C-Tec Corporation from 1993 to its corporate  reorganization in 1997; Director of Commonwealth
Telephone  enterprises,  Inc. (where he has also served
as  an  adviser),  HSBC  (Rochester,   NY  Board)  (until
May  2001),  and  IBS International Corp. (until September 1999) .. 1999

Salvatore Muoio, 42
Principal  and Chief  Investment  Officer  of S. Muoio & Co.
LLC, a  securities advisory  firm (since  1996);  Securities
Analyst and Vice  President of Lazard Freres & Co., L.L.C.,
an investment banking firm (1995-1996); Securities Analyst
at Gabelli & Company, Inc. (1985-1995)  ..........................  1999

Ralph R. Papitto, 75
Chairman and Chief Executive Officer of AFC Cable Systems,
Inc., a manufacturer and supplier of electrical distribution
products (1993-1999); Chairman and Chief Executive   Officer
of  Lynch   Corporation,   a  public  company   engaged  in
manufacturing (since August 2001);  Founder,  Chairman and a
Director of Nortek, Inc., a manufacturer of construction products
(1967-1993); Director of AFC Cable Systems,  Inc.,  Spinnaker
Industries,  Inc.  and Global  Sports &  Gaming.Com; Chairman
of the Board of Trustees of Roger Williams University ............  1999

Vincent S. Tese, 59
Lawyer, investment adviser and cable television executive.
Chairman of Wireless Cable  International  Inc. (1997 to
present);  Chairman of Cross County Wireless (1993 to 1996)
and a corporate  officer and general  partner of its  predecessor companies.  Served in the New York State  Administration of
Governor Cuomo (1983 to 1994). Director of the Bear Stearns
Companies, Allied Waste Industries, Inc., Bowne and  Company,
Inc.,  Cablevision,  Inc.,  Custodial  Trust Co.,  National
Wireless  Holdings,  Inc., Orion Power Holdings and Xanboo,
Inc. Trustee of New York University School of Law and The New
York Presbyterian Hospital .......................................  2000

                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

     There were four meetings of the Board of Directors during 2001, and the Board acted twice by unanimous written consent.

     The Board of directors has established three standing committees, the principal duties of which are described below:

     Audit Committee: Reviews the independence of and recommends to the Board of Directors the appointment of independent auditors; reviews with management and the independent auditors the annual financial statements prior to their filing with the Securities and Exchange Commission; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met four times during 2001. The present members are Messrs. Ferrara (Chairman), Mitchell and Muoio. See Report of Audit Committee at page 13.

     Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Interactive Corporation Bonus Plan and 401(k) Savings Plan, as summarized on pages 8 and 9 of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The present members are Messrs. Papitto (Chairman), Evanson and Ferrara. A Committee consisting of Messrs. Papitto and Ferrara deal with matters relating to the Principal Executive Bonus Plan. The Executive Compensation and Benefits Committee met once during 2001.

     Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Delaware law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meeting of the Board of Directors. The Executive Committee did not meet during 2001. The present members are Messrs. Gabelli (Chairman), Evanson and Papitto.

     The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

                            COMPENSATION OF DIRECTORS

     Directors, who are not otherwise employees, receive a monthly cash retainer of $1,500, a fee of $2,000 for each in personam Board of Directors Meeting and a fee of $1,000 for each telephonic Board of Directors meeting (which lasts for at least one hour) and each committee meeting the director attends. In addition, a non-employee director serving as a committee chairman receives an additional $2,000 annual cash retainer. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy that provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

                   PROPOSAL 2: EXERCISE PRICE OF STOCK OPTIONS

     The Corporation has received a stockholder proposal to require that the exercise price for all stock options may be no less than fair market value at the time of the grant. The proposal would amend the Corporation's by-laws to provide for such a requirement as follows:

     "RESOLVED, that the Corporation's by-laws be amended by adding the following new Section 7.5:

          7.5 Stock Options. The exercise price for any stock option granted by the Board of Directors or any committee of the Board may be no less than the fair market value of the Corporation's shares at the time of the grant. Neither the Board nor any committee of the Board may reprice the exercise price for any stock option in a manner that would reduce the price to less than fair market value of the Corporation's shares at the time the option was granted. This provision shall take effect immediately upon approval by the stockholders, and shall be implemented in such a way as not to affect the exercise price of any stock option previously granted by the Board or committee of the Board."

     While the Corporation's 2000 Stock Option Plan as approved by stockholders allows a committee of the Board to set the exercise price for "non-qualified stock options" at less than fair market value at the time of the grant, the Corporation has not and does not plan to issue stock options with exercise prices at less than fair market value.

Board Recommendation

     The Board recommends a vote "FOR" the approval of the foregoing amendment to the Corporation's by-laws.

Supporting Statement

     Paper Allied-Industrial, Chemical & Energy Workers International Union, which is located at P.O. Box 1475, Nashville, Tennessee 37202, and is the beneficial owner of 60 shares of the Corporation's Common Stock, submitted the following supporting statement:

     "When shareholders approved the Corporation's 2000 Stock Option Plan, management stated that one purpose of the Plan was to "strengthen the mutuality of interests" between shareholders and the employees and consultants eligible to receive stock options. However, the Plan allows a committee of the Board to set the exercise price for "non-qualified stock options" at less than fair market value at the time of the grant. Unlike "incentive stock options," which under the Plan may be priced at no less than fair market value, the Plan allows the Board or its committee to establish whatever exercise price it chooses for non-qualified options.

     We believe that the Stock Option Plan will not accomplish its stated purposes unless no option may be granted at less than fair market value at the time of the grant. After all, what incentive would there be for stock option recipients to enhance share price if the Board were to grant options at less than fair market value? Such stock options would be nothing more than another form of employee compensation, and would do little if anything to align the interests of management with the shareholders.

     We urge shareholders to vote FOR this resolution to make certain that the Board may only grant stock options at the fair market value of the company's shares, and that the Board may not reprice any options at less than fair market value at the time of the grant."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 18, 2002, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 7 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares that the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

           Name of                  Amount and Nature                 Percent
      Beneficial Owner*          of Beneficial Ownership             Of Class
      -----------------          -----------------------             --------
Kinetics Asset Management, Inc. ....   208,090(1)                       7.4%
Dimensional Fund Advisors Inc. .....   141,900(2)                       5.0%
Cascade Investment LLC .............   235,294(3)                       8.4%
Mario J. Gabelli ...................   624,090(4)                      22.2%
Paul J. Evanson ....................    11,304                            **
John C. Ferrara ....................     2,828                            **
Daniel R. Lee ......................         0                            **
David C. Mitchell ..................       800(5)                         **
Salvatore Muoio ....................     2,704                            **
Ralph R. Papitto ...................     2,904                            **
Vincent S. Tese ....................         0                            **
Robert E. Dolan ....................       470(6)                         **
John Fikre .........................         0                            **
Robert A. Hurwich ..................       910(7)                         **
All Directors and Executive Officers
as a group (eleven in total) .......   646,010                         22.9%

* The address of each holder of more than 5% of the Common Stock is as follows: Kinetics Asset Management - 342 Madison Avenue, Suite 702, New York, NY 10173; Dimensional Fund Advisors - 1299 Ocean Avenue, Santa Monica, CA 90401; Cascade Investment LLC, 2365 Carillon Point, Kirkland, Washington 98033, and Mr. Gabelli - 401 Theodore Fremd Avenue, Rye, NY 10580.

**   Represents holdings of less than one percent.

(1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Kinetics Asset Management, Inc., an investment adviser ("Kinetics"), is deemed to be the beneficial owner of 208,090 shares. Kinetics disclaims beneficial ownership of all such shares.

(2) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors Inc., an investment adviser ("Dimensional"), is deemed to be the beneficial owner of 141,900 shares. Dimensional disclaims beneficial ownership of all such shares.

(3) Cascade Investment LLC owns a $10,000,000 Convertible Promissory Note of the Corporation convertible into Common Stock of the Corporation at the rate of $42.50 principal amount of the Note for each share of Stock.

                                       6

(4) Represents 482,090 shares of Common Stock owned directly by Mr. Gabelli, 2,000 shares owned by Mr. Gabelli through the Corporation's 401(k) Savings Plan and 140,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has approximately a 5% interest therein. Mr.
     Gabelli disclaims beneficial ownership of the shares owned by the partnership, except for his approximate 5% interest therein.

(5)  Held as trustee of a family trust.

(6) Includes 70 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

(7) Held for the benefit of Mr. Hurwich under the Corporation's 401(k) Savings Plan.

                             EXECUTIVE COMPENSATION

          The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to long term compensation:

          Prior to the Spin Off, such officers were officers and employees of Lynch Corporation, and the information set forth under Executive Compensation includes the compensation paid both prior to September 1, 1999 by Lynch Corporation and after September 1, 1999 by the Corporation.

                           Summary Compensation Table

                                                                    Long Term Compensation
                                        Annual Compensation                Awards
                                                                      Stock
Name and Principal Position                                         Underlying                      All Other
                                Year     Salary($)   Bonus($)(1)     SARs(#)(2) Payments($)(3)   Compensation($)(4)

Mario J. Gabelli ............   2001     350,000        --             --           --                  --
  Chief Executive Officer ...   2000     350,000        --             --           --                  --
  Chairman of the Board .....   1999     500,000        --             --       1,868,998               --
  Chairman of the
  Executive Committee

Robert E. Dolan .............   2001     250,000        --             --           --                  --
 Chief Financial Officer ....   2000     250,000     300,000           --           --                 200
                                1999     250,000      75,000           --         685,822               --

John Fikre(5) ...............   2001     104,167      26,042(5)        --          --
 Vice President--Corporate
 Development, General Counsel
 and Secretary

Robert A. Hurwich(6) ........   2001      48,750        --             --          --              156,750(6)
                                2000     182,608      20,000           --             200
                                1999     180,000      25,000           --         345,722               --

                                       7


(1) Bonuses earned in any fiscal year are generally paid during the following fiscal year.

(2) Shares of Common Stock of Lynch Corporation at the time of grant underlying Phantom Stock Plan awards.

(3) Represents payments by Lynch Interactive Corporation under the Phantom Stock Plan of Lynch Corporation and Lynch Interactive in 2000 based upon December 31, 1999, stock values. Does not include $483,039, $177,249 and $89,351 paid by Lynch Corporation in 2000 based upon December 31, 1999, stock values to Messrs. Gabelli, Dolan and Hurwich, respectively.

(4) The compensation reported represents contributions made to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for 2000.

(5) Mr. Fikre joined the Corporation on August 1, 2001. Pursuant to his employment agreement, he is entitled to a bonus of 25% of his base salary for his first year of service.

(6)  Resigned  effective  as of  March  31,  2001,  from  the  position  of Vice
     President--Administration, Secretary, and General Counsel. Mr. Hurwich received $146,250 in severance payments and $10,500 for consulting work in 2001.

     The Corporation has no outstanding stock options or stock appreciation rights and the Corporation has not made any long-term incentive plan awards to its executive officers.

                  EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Executive Compensation and Benefits Committee (the "Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

     The objectives of the Corporation's executive compensation program are to:

o    Support  the  achievement  of desired  Corporation  performance.

o Provide compensation that will attract and retain superior talent and reward performance.

o Ensure that there is appropriate linkage between executive compensation and the enhancement of stockholder value.

o    Evaluate  the  effectiveness  of  the  Corporation's   incentives  for  key
     executives.

     The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term company performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance.

Executive Officer Compensation Program

     The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Lynch Interactive Corporation 401(k)
Savings Plan, and other benefits generally available to employees of the Corporation.

Base Salary

     Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive
Officer  and  the  other  executive  officers  is  set  forth  in  the  "Summary
Compensation Table" on page 7 of this Proxy Statement. The decision not to increase salaries for 2001 was based upon a variety of judgmental factors, including the individual performances of the officers in 2000 and their anticipated contributions to the Corporation in 2001, the increasing size and complexity of the Corporation and the general financial and strategic performance of the Corporation.

Bonus Plan

     The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers (other than the Principal Executive Officer, i.e., Mr. Gabelli and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation's average stockholders equity at the beginning of such year. Stockholders' equity is the average of stockholders equity at the beginning of the period and at the beginning of the two preceding years. The bonus pool would also be reduced by amounts paid pursuant to the Principal
Executive Bonus Plan, as described below. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. The allocation of the bonus pool among the executives is not based upon a formula but upon judgmental factors. The total bonuses paid for 1999 and 2000 exceeded the bonus formula because of the work by management in achieving strategic goals, including investments in personal communications services, acquisitions and financings. No bonuses were earned for 2001 except to Mr. Fikre, whose employment agreement provides for a guaranteed bonus of 25% of his base salary for his first year of service.

     Mr. Gabelli is the sole participant in the Principal Executive Bonus Plan of Lynch Corporation adopted by the Board of Directors and approved by stockholders in 1997. The Principal Executive Bonus Plan is similar to the regular Bonus Plan, except that it (i) specifies a Maximum Annual Bonus (as defined therein) which is based on a maximum percentage (80%) of a specified bonus pool and (ii) removes the discretion of the Committee to award annual bonuses above the established Maximum Annual Bonus. The Plan is designed to satisfy an exemption from Section 162(m) of the Internal Revenue Code, which denies a deduction by an employer for certain compensation in excess of $1 million per year. No bonus was paid to Mr. Gabelli for 1999, 2000 or 2001 under the Principal Executive Bonus Plan.

     A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page 7 of this Proxy Statement.

Employment Agreement with John Fikre

     The Corporation has entered into an employment agreement with Mr. Fikre pursuant to which Mr. Fikre has agreed to serve as the Corporation's General Counsel. Mr. Fikre's annual base salary under such agreement is $250,000. He is entitled to receive guaranteed bonus of $62,500 for his first year of employment and thereafter he is eligible to receive an annual bonus in an amount to be determined by the Board of Directors. The employment agreement has an initial term of one year with automatic renewals unless either party gives notice of its intent not to renew.

     Pursuant to Mr. Fikre's employment agreement, if the Corporation terminates his employment without "cause" (as defined therein), the Corporation is required to pay him any unpaid salary accrued through the date of termination, plus an additional amount equal to six months' base salary. The agreement also includes a six-month non-competition provision in the event that Mr. Fikre's employment is terminated.

Lynch Interactive Corporation 401(k) Savings Plan

     All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Interactive Corporation 401(k) Savings Plan after having completed one year of service (as defined in the Plan) and having reached the age of 18.

     The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. The Corporation may make discretionary contributions to the Plan accounts of participating employees. No such discretionary contribution was made in 2001. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

     Employee and employer contributions are invested in certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, each of Messrs. Gabelli, Dolan, and Hurwich, deferred $10,500 under the Plan during 2001, which amounts have been included for each individual in the Summary Compensation Table.

Benefits

     The Corporation provides medical life insurance and disability benefits to the executive officers that are generally available to Corporation employees.
The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 2001.

Chief Executive Officer Compensation

     The following table sets forth compensation received by Mr. Gabelli for the last five years (as Chairman and Chief Executive Officer of Lynch Corporation from 1997 to the spin off in September 1999, and then as the Chairman and Chief Executive Officer of the Corporation since September 1999):


                1997          1998         1999          2000         2001
                ----          ----         ----          ----         ----
Salary         500,000       500,000      500,000       350,000      350,000
Bonus                0             0            0             0            0

     Mr. Gabelli performs the usual functions of the chief executive officer of a company and is particularly involved in the development of acquisition, investment and financial strategies. The Committee considers a number of factors in determining the compensation of the Chief Executive Officer, including the size and scope of the Corporation, the role of leadership, particularly that of Mr. Gabelli, in developing existing businesses and in making strategic acquisitions, the financial performance of the Corporation as reflected by the increase in its private market value as well as its public market value, and return on stockholder equity. In light of these factors, the Committee increased Mr. Gabelli's salary to $500,000 per year effective July 1, 1995, with no raise since then. Effective in 2000, the $500,000 salary was reduced to $350,000 in connection with the spin off of Lynch Corporation. 2001 was a year of strategic accomplishments, including the consummation of Central Utah Telephone Company and Central Telecom Services and the spin off of Sunshine PCS Corporation. However, 2001 was also a year of certain disappointments including the profitability of The Morgan Group, Inc. Mr. Gabelli made substantial contributions to the Corporation's performance; however, no bonus was awarded to Mr. Gabelli for 2001.

     In 1997, the Committee granted Mr. Gabelli 25,000 units under the Lynch Corporation's Phantom Stock Plan, which was terminated effective as of December 31, 1999. See the Summary Compensation Table at page 7 for amounts paid to Mr. Gabelli upon such termination.

                                Ralph R. Papitto (Chairman of the Executive
                                Compensation and Benefits Committee)
                                Paul J. Evanson (Member)
                                John C. Ferrara (Member)


                                PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock of the Corporation for the period September 1, 1999 (the date the Corporation's stock began trading publicly) through December 31, 2001, with the cumulative total return over the same period on the broad market, as measured by the American Stock Exchange Market Value Index, and on a peer group, as measured by a composite index based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under the two Standard Industrial Classification (SIC) codes within which the Corporation conducted the bulk of its business operations: SIC Code 4813, Telephone Communications, except Radio Telephone (159 companies), and SIC Code 4213, Trucking, except Local (38 companies). The data presented in the graph assumes that $100 was invested in the Corporation's Common Stock and in each of the indexes on September 1, 1999 and that all dividends were reinvested.


             COMPARE CUMULATIVE TOTAL RETURN AMONG LYNCH INTERACTIVE
               CORPORATION AMEX MARKET INDEX AND PEER GROUP INDEX

  COMPANY/INDEX/MARKET            9/1/99   12/31/99     12/31/00     12/31/01

Lynch Interactive Corporation     100.0    192.07       167.31       265.38
Peer Group Index ............     100.0    113.69        85.80        86.87
AMEX Market Index ...........     100.0    116.58       115.15       109.84

                      ASSUMES $100 INVESTED ON SEPT 1, 1999
                          ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2001

                  TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

     Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 2001, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation (including approximately $47,000 reimbursement in connection with an airplane in part owned by a subsidiary of Gabelli Group Capital Partners, Inc.), was less than $60,000.

     During  the  third   quarter  of  2001,   the   Corporation   received   an
administration fee of $2.8 million for certain services provided to Beta Communications, L.L.C., an entity in which an affiliate of our Chairman has a minority interest. The services included strategic consultation and other administrative services related to a Federal Communications Commission conducted auction for spectrum to be used for the provision of personal communications services. The auction was conducted in 1999 and the fee was based on the entity's realization of the licenses acquired.

     An affiliate of Gabelli Partners and a subsidiary of the Corporation both participated in an entity which invested in Theta Communications, L.L.C., which participated in and won a personal communications services (PCS) license for approximately $4.0 million in the Federal Communications Commission auction held in late 2000 and early 2001. Mr. Gabelli is the majority owner of Gabelli Partners and is its Chairman and Chief Executive Officer.

     In 1998, Lynch Corporation entered into a lease for approximately 5,000 square feet in a building in Rye, New York, owned by an affiliate of Mr. Gabelli. Following the Spin Off, the Corporation became the lessee of such lease and in May 2001 the parties agreed to reduce the leased space to approximately 3,400 square feet. The lease runs through December 2002 and provides for rent at approximately $18.00 per square foot per annum plus a minimum of $2.75 per square foot per annum for utilities, subject to adjustment for increases in tax and other operating expenses. The total amount paid for rent and utilities in 2001 under such lease was $83,000.

     To assist the Corporation with the private placement of a $25 million convertible promissory note to Cascade Investment LLC, Mr. Gabelli agreed to give Cascade an option to sell the Note to him at 105% of the principal amount thereof during the period from November 15, 2000, to December 1, 2000. The put was secured by a bank letter of credit, which in turn was secured by securities deposited by Mr. Gabelli or an affiliate with the bank. The Corporation agreed to reimburse Mr. Gabelli for the ongoing cost of the letter of credit (approximately $78,700 in 2001) plus his counsel fees in connection with the option to sell agreement and obtaining the letter of credit ($23,000 in 2001). The Option to Sell Agreement was amended in January 2001 to provide Cascade with the right to put up to $15 million of the Note back to Mr. Gabelli on or prior to January 31, 2001 and the right to put up to $10 million of the Note to him between November 15 and December 1, 2002. Cascade exercised its put right as to the $15 million portion of the Note on January 15, 2001.

     As a condition of modifying and extending the put, the Corporation entered into an agreement with Mr. Gabelli whereby if Cascade were to elect to exercise the put, the Corporation would pay for and acquire, on the same terms and
conditions,  any  portions  of  the  Note  put  by  Cascade.   Accordingly,  the
Corporation reacquired the $15 million portion of the Note that was put on January 15, 2001. The Corporation also agreed to pay Mr. Gabelli or his affiliate a collateral maintenance fee of 10% per year on the amount of collateral provided by them to secure the letter of credit (approximately $688,000 in 2001). The Corporation has the right to substitute its collateral for that provided by Mr. Gabelli or his affiliate, and at December 31, 2001, the Corporation had substituted $7.5 million of collateral. In March 2002, the Corporation substituted the remaining Gabelli collateral with its own collateral, thereby reducing the collateral maintenance fee to zero after such date.

                              INDEPENDENT AUDITORS

     Representatives of Ernst & Young LLP, the Corporation's auditors for 2001, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 2002 because it wanted to finalize the 2001 audit, which was recently completed, before considering auditors for 2002.

Audit Fees

     The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Corporation's 2001 financial statements and the reviews of the financial statements included in the Corporation's Form 10-Q for 2001 was $591,500. This fee excludes the fees for the The Morgan Group, Inc., which, until January 2002, was a subsidiary of the Corporation.

No Financial Information Systems Design and Implementation Fees

     No fees were billed by Ernst & Young for 2001 for financial information systems design and implementation fees.

All Other Fees

     The aggregate fees billed by Ernst & Young for 2001 for services other than as set forth above were $220,500. The Audit Committee considered that the provisions of these services were compatible with maintaining Ernst & Young's independence.

Audit Committee Report

     This year, the Audit Committee has reviewed and discussed the Corporation's audited 2001 financial statements with both management and Ernst & Young, the Corporation's independent auditors. The Audit Committee has also discussed with Ernst & Young, the Corporation's independent auditors for 2001, any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independent Standards Board No. I, Independent Discussions with Audit Committees, and has discussed with Ernst & Young their independence.

     Management has primary responsibility for the Corporation's financial statements and the overall reporting process, including the Corporation's systems of internal controls. Management has represented to us that the 2001 financial statements were prepared in accordance with generally accepted accounting principles.

     Based  on the  foregoing  reviews  and  discussions,  the  Audit  Committee recommended to the Board that the Corporation's 2001 audited financial statements be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                              John C. Ferrara (Chairman of the Audit Committee) David C. Mitchell (Member)
                              Salvatore Muoio (Member)

     The members of the Audit Committee are all "independent" for purposes of the American Stock Exchange listing standards.

                             SECTION 16(a) REPORTING

     Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Corporation. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 2001, its officers, directors, and 10% stockholders are in compliance with all Section 16(a) filing requirements applicable to them.

                            PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Office of the Secretary, Lynch Interactive Corporation, 401 Theodore Fremd Avenue, Rye, NY 10580, by no later than December 12, 2002, for inclusion in the Corporation's proxy statement and form of proxy relating to the 2003 Annual Meeting.

                                  MISCELLANEOUS

     The Board of Directors knows of no other matters that are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

     The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 445 Park Avenue, 5th Floor, New York, New York, 10022 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

                                  ANNUAL REPORT

     The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 2001, has been sent herewith to each stockholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.


                                    By Order of the Board of Directors

                                    John Fikre
                                    Secretary




Dated:  April 17, 2002

================================================================================

                          LYNCH INTERACTIVE CORPORATION

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder of LYNCH INTERACTIVE CORPORATION (the "Corporation") hereby appoints Robert E. Dolan and John Fikre, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Stockholders of the Corporation to be held May 9, 2002, at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, at their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

     The shares represented by this Proxy shall be voted in accordance with the instructions given by the stockholder, but if no instructions are given, this Proxy will be voted FOR all of the nominees for Directors listed in Proposal 1, FOR the approval of the amendment to the Corporation's by-laws in Proposal 2 and at the discretion of the Proxies with respect to any other matter that is properly brought before the Annual Meeting.

                (continued and to be signed on the reverse side)

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                            ^ FOLD AND DETACH HERE ^

================================================================================

================================================================================

                          LYNCH INTERACTIVE CORPORATION

                                                                Please mark
                                                                your vote as
                                                                indicated in
                                                                this example [X]


         The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of Directors Duly Nominated:

FOR   WITHHOLD
[ ]      [ ]

01 Paul J. Evanson, 02 John C. Ferrara, 03 Mario J. Gabelli, 04 Daniel R. Lee, 05 David C. Mitchell, 06 Salvatore Muoio, 07 Ralph R. Papitto and 08 Vincent S. Tese.

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names on the space provided below.)

2. Approval to amend the Corporation's by-laws as described in Proposal 2.

FOR   AGAINST   ABSTAIN
[ ]     [ ]       [ ]

Please sign exactly as your name appears on this Proxy. All joint owners must sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.

Dated: ___________________________, 2002

________________________________________________________ (L.S.)
                (Signature of Shareholder)

________________________________________________________ (L.S.)
                (Signature of Shareholder)

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

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                            ^ FOLD AND DETACH HERE ^

================================================================================